UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2005

LONE STAR STEAKHOUSE & SALOON, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19907	48-1109495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

224 East Douglas, Suite 700, Wichita, KS		67202
(Address of principal executive offices)		(zip code)

Registrant's telephone number, including area code: (316) 264-8899

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

On October 14, 2005, Lone Star Steakhouse & Saloon, Inc. (the “Company”), announced the resignation of T.D. O’Connell from his positions as President of Lone Star Restaurants and Chief Operating Officer, effective October 13, 2005. A copy of the press release is attached as Exhibit 99.1 to this report.

Mark Mednansky, 48, was named the Company’s Chief Operating Officer effective October 13, 2005.  Prior thereto, he has been employed by the Company for more than 5 years, most recently as Vice President of Upscale Restaurants.

Mr. Mednanasy does not have any family relationships with any of the directors, executive officers, or any people nominated or chosen by the Company to become a director or executive officer.

Mr. Mednansky is not a party to any transactions listed in Item 404(a) of Regulation S-K.

The Company entered into an employment agreement with Mr. Mednansky effective as of April 29, 2003. The employment agreement with Mr. Mednansky provides that he shall devote his entire business time to the business of the Company. The Employment Agreement provides a base salary in the amount of $200,000, subject to increases as determined by the Compensation/Stock Option Committee and ratified by the Board of Directors. Mr. Mednansky’s base salary was subsequently increased to $250,000. The employment agreement with Mr. Mednansky expires in April 2006 and renews automatically for one-year periods thereafter. Additionally, the agreement contains non-competition and non-solicitation provisions which apply for twenty-four months after cessation of employment and confidentiality provisions which apply for ten years after cessation of employment.

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits
Exhibit No.	Exhibits

99.1	Press Release dated October 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONE STAR STEAKHOUSE & SALOON, INC.

Dated: October 18, 2005	By:	_/s/ John D. White ____________
	Name:	John D. White
	Title:	Executive Vice President